Exhibit No. 23.1
Consent of InSite Petroleum Consultants Ltd.
We hereby consent to the use of our name in the Annual Report on Form 10‑K of Barnwell Industries, Inc. and to all references to us, our report concerning reserves and the data in that report appearing in the 10‑K.

Date: December 29, 2022

InSite Petroleum Consultants Ltd.

By:	/s/ Peter Hadala
Peter Hadala, P. Eng.
President and Managing Director